UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2016

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Mercer International Inc. (the “Company”) will be held on June 3, 2016 in the Ferguson Room at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) (doors open at 9:30 a.m. (Vancouver time)) for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect nine directors nominated by the board of directors to serve until the 2017 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s executive officers as disclosed in these materials; and

4.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 28, 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment, postponement or rescheduling thereof. Only shareholders at the close of business on the Record Date are entitled to vote at our Annual Meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee Executive Chairman

April 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 3, 2016: Our proxy statement and our 2015 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on the corresponding links under “2016 Annual Meeting Materials”. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO CAST YOUR VOTE AND SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM. AS AN ALTERNATIVE TO VOTING IN PERSON AT THE ANNUAL MEETING, YOU MAY VOTE VIA THE INTERNET, TELEPHONE OR MAIL (IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS BY MAIL). A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Vancouver time) on June 3, 2016

Place:	Ferguson Room Terminal City Club 837 West Hastings Street Vancouver, British Columbia, Canada

Record Date:	March 28, 2016 (the “Record Date”)

Voting:	• Shareholders as of the Record Date are entitled to vote.

•    Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

• Registered holders may vote in person at the annual meeting.
• See page 2 of this proxy statement for more information.

Attending the Annual Meeting:	• In Person. Meeting starts at 10:00 a.m. (Vancouver time); doors open at 9:30 a.m. (Vancouver time).
• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Even if you plan to attend our annual meeting, please cast your vote as soon as possible by:

using the Internet at • www.investorvote.com (for registered shareholders) • www.proxyvote.com (for beneficial shareholders)	calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada

scanning the QR code provided in your proxy with your smartphone	mailing your signed proxy or voting instruction form

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals

Election of 9 directors	FOR EACH DIRECTOR NOMINEE	6

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016	FOR	57

Advisory resolution to approve our executive compensation	FOR	58

Snapshot of Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

		Director			Committee Memberships
Name	Age	Since	Principal Occupation	Independent	AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	59	1985	Executive Chairman, past President and Chief Executive Officer of the Company					X

David M. Gandossi	58	2015	President and Chief Executive Officer of the Company

Eric Lauritzen	77	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.	X, LD			C

William D. McCartney	60	2003	President and Chief Executive Officer of Pemcorp Management Inc.	X	C		X

Graeme A. Witts	77	2003	Director and former Chairman of Azure Property Group SA; Retired Managing Director of Sanne Trust Company Limited	X		X	X

Bernard Picchi	66	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC	X		C

James Shepherd	63	2011	Director of Buckman Laboratories International Inc.; past President and Chief Executive Officer of Canfor Corporation	X	X			C

R. Keith Purchase	72	2012	Past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.; past President and Chief Executive Officer of TimberWest Forest Ltd.	X		X		X

Nancy Orr	65	2013	Director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec Inc.; past President of Dynamis Group Inc.	X	X	X

C	Chair
AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee
LD	Independent Lead Director

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

• Integrity	• Diversity

• Prepared to represent the best interests of all shareholders	• A proven record of success

• Prepared to participate actively in board activities	• Collegiality

Our director nominees also have the following qualifications:

Board Tenure and Refreshment

The tenure of our director nominees is as follows:

Since 2011, we have:

•	elected five new directors to our board;

•	appointed a new independent Lead Director in 2012; and

•	expanded qualifications and diversity on our board.

Corporate Governance Highlights

            We are committed to good corporate governance, which promotes the long-term interests of our shareholders, strengthens board and management accountability and helps build public trust in us. The “Corporate Governance and Board Matters” section beginning on page 11 describes our governance framework, which includes the following highlights:

Board Independence
• Independent director nominees	7 of 9

• Independent lead director	Eric Lauritzen

• Independent board committees	AC, CHRC, GNC

Director Elections
• Frequency of board elections	Annual

• Voting standard for uncontested elections	Majority of votes cast

Board and Independent Director Meetings in 2015

• Full board meetings	5
• Independent director-only meetings	5
• Separate strategic planning meetings	2

Board Committee Meetings in 2015
• Audit Committee	4

• Compensation and Human Resources Committee	4

• Governance and Nominating Committee	4

• Environmental, Health and Safety Committee	4

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually

• Board orientation	Yes
• Continuing board education	Yes

Aligning Director and Shareholder Interests

• Director stock ownership guidelines	Yes

• Director equity grants	Yes

• Risk oversight by full board and committees	Yes

2015 Financial Highlights

In 2015, we had strong operating and financial performance, continued to improve liquidity and reduce debt and instituted a quarterly cash dividend.

In 2015:

•	we achieved strong operating performance and generated $234.0 million in Operating EBITDA* and $75.5 million in net income;

•

we continued to strengthen our balance sheet and increased our cash position to $99.6 million from $53.2 million and our working capital to $284.4 million from $242.4 million, respectively, from the start of the year;

•	we reduced our debt by $35.6 million;

•	mid-way through the year, our board instituted a quarterly cash dividend of $0.115 per share and we returned approximately $14.8 million to our shareholders;

v

•	we initiated a broad company-wide program to enhance safety performance at all of our operations; and

•	we were successful in our appeal before the B.C. Utilities Commission and recovered $6.1 million and completed our NAFTA hearing and are awaiting a decision currently expected this year.

*Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. For a reconciliation of net income to Operating EBITDA, please see page vii hereof.

The chart below summarizes our selected key financial and operating results for 2015 compared to 2014.

	Year Ended December 31,
	2015	2014	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,458.0	1,485.0	(2)
Pulp sales (‘000 ADMTs)	1,463.1	1,486.4	(2)
Average NBSK pulp list price in Europe ($/ADMT)(1)	$850	$928	(8)
Pulp revenues	$946.2	$1,073.6	(12)
Energy production (‘000 MWh)	1,846.8	1,853.5	nil
Energy and chemical revenues	$87.0	$101.5	(14)
Total revenues	$1,033.2	$1,175.1	(12)
Costs and expenses	$867.5	$1,013.3	(14)
Operating income	$165.7	$161.8	2
Operating EBITDA(2)	$234.0	$239.8	(2)
Net income	$75.5	$113.2	(33)
Dividends declared	$14.8	$-	-(3)
Price per share as of fiscal year end(4)	$9.05	$12.29	(26)

	December 31,
	2015	2014	Change (%)
Balance Sheet Data:	(in millions, other than ratio)
Cash and cash equivalents	$99.6	$53.2	87
Working capital	$284.4	$242.4	17
Net debt	$538.4	$620.5	(13)
Total equity(5)	$383.0	$438.9	(13)
Ratio:
Net debt to equity(5)	1.4 to 1	1.4 to 1	-

(1)	Source: RISI pricing report.

(2)	The following table provides a reconciliation of net income attributable to common shareholders to operating income and Operating EBITDA for the years indicated:

	Year Ended December 31,
	2015	2014
	(in millions)
Net income attributable to common shareholders	$ 75.5	$ 113.2
Net income attributable to noncontrolling interest	-	7.8
Income tax (benefit) provision	29.4	(16.8)
Interest expense	53.9	67.5
Foreign exchange loss on intercompany debt	5.3	4.8
Gain on settlement of debt	-	(3.4)
(Gain) loss on derivative instruments	0.9	(11.5)
Other expense	0.6	0.2

Operating income	165.7	161.8
Add: Depreciation and amortization	68.3	78.0

Operating EBITDA	$ 234.0	$ 239.8

(3)	Not applicable, since comparative amount for 2014 was nil.
(4)	Represents the closing market price of our shares on the NASDAQ Global Select Market on December 31, 2015 and December 31, 2014, respectively.
(5)	The reduction in equity in 2015 from 2014 resulted from net income being more than offset by the non-cash reduction of our long-term assets as a result of changes in foreign currency exchange rates.

Foreign Currency Compensation

All of the cash compensation paid to our Named Executive Officers, referred to as “NEOs”, being primarily salary and annual bonuses, is paid in Euros (or “€”) or Canadian dollars (or “C$”). Such amounts are then translated into United States dollars using the average Federal Reserve Bank of New York spot rate for the appropriate period. As a result, reported compensation amounts decline in periods when the dollar strengthens against the Euro and Canadian dollar and conversely increase when the dollar declines versus such currencies.

CEO and Leadership Transition

In July 2015, we effected changes in our senior management as follows:

•	Jimmy Lee, previously our Chief Executive Officer and President, became our Executive Chairman and his annual base salary was reduced to €463,500 from €515,000;

•

David Gandossi, previously our Chief Financial Officer, Executive Vice President and Secretary, became our Chief Executive Officer and President and a director and his annual base salary was increased to C$590,000 from C$490,000; and

•	David Ure, previously our Senior Vice President of Finance, became our Chief Financial Officer and his annual base salary was increased to C$350,000 from C$290,400.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Pay for performance by having a significant portion of an executive’s compensation performance based or “at risk”;

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our executives with the long-term interests of our Shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We do	What We Don’t Do

•     Pay for performance

•     Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•     Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•     Manage share usage conservatively

•     Conduct annual “say-on-pay” advisory votes

•     Prohibit executives from engaging in hedging transactions with respect to our stock

•     Maintain a clawback policy

•     Assess risks to our compensation policies and practices

•     Annually review the Compensation Committee’s charter

•     Have single-trigger change-in-control executive contracts

•     Provide significant perquisites

•     Provide “defined benefit” retirement plans for our executives

•     Provide supplemental executive retirement plans for our executives

•     Provide excise tax gross-ups of perquisites

•     Re-price stock options without shareholder approval; no grants below fair market value

•     Pay dividends on unvested long-term equity incentives

Independent Registered Public Accounting Firm

            As a matter of governance practices, our Audit Committee is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2016. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2015 and 2014.

	Year Ended December 31,
	2015	2014
Audit Fees	$971,922	$1,269,339
Audit-Related Fees	$35,098	$106,269
Tax Fees	$138,676	$228,485
All Other Fees	$24,482	$38,016

Total	$1,170,178	$1,642,109

Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement. The advisory vote, commonly referred to as a “say-on-pay vote”, gives shareholders the opportunity to vote on the compensation for our NEOs that is disclosed in this proxy statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this proxy statement.

Since this say-on-pay vote is advisory, it will not be binding on our board of directors or our Compensation and Human Resources Committee. However, both the board and such committee value the opinion of shareholders and will review the voting results and take into consideration when making future decisions regarding executive compensation.

The non-binding resolution approving our executive compensation was approved by 89% of the shareholders present or represented by proxy at our 2015 annual meeting of shareholders.

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, B.C., V6C 1G8, Canada

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual meeting of our shareholders (“Shareholders”) to be held in the Ferguson Room at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on June 3, 2016 (the “Meeting”), or any adjournment, postponement or rescheduling thereof.

References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. References to “fiscal year” means an annual period ended December 31. Information herein for 2015 generally refers to our 2015 fiscal year.

If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, par value $1.00 per share, herein referred to as the “Shares”, represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying Notice of Annual Meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Proxy Services, c/o Computershare Investor Services, P.O. Box 30202, College Station, TX 77842-9909. A Proxy may also be revoked by submitting another Proxy with a later date over the Internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum for the Meeting.

Our proxy materials related to the Meeting are available on the Internet. The rules governing Internet availability of proxy materials allow companies to provide access to proxies in one of two ways. We have elected to utilize the full set delivery option for all registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name (that is, through a broker/dealer or other nominee). These Shareholders will be mailed paper copies of all our proxy materials, including this Proxy Statement, accompanying Proxy and our annual report for 2015, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Annual Report”), on or about April 25, 2016. Beneficial owners of less than 1,000,000 Shares held in street name will be mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet

Availability”) from an agent on behalf of such beneficial owner’s bank, broker or other nominee, as applicable, including instructions on how to access the proxy materials and requests for voting instructions. This Proxy Statement, accompanying Proxy and the 2015 Annual Report will be available on or about April 22, 2016 at www.proxyvote.com for Shareholders.

In addition to mailing this Proxy Statement, the accompanying Proxy and the 2015 Annual Report to registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability and, upon request, paper copies of the proxy materials to our beneficial owners of less than 1,000,000 Shares held in street name. The Company will reimburse the banks and broker/dealers or other nominees for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited by mail, telephone, facsimile or personal contact by our directors, officers or regular employees without additional compensation. All proxy-soliciting expenses in connection with the solicitation of votes for the Meeting will be borne by the Company.

Our Board has set the close of business on March 28, 2016 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:

This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote at the Meeting. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

A:

Rules adopted by the Securities and Exchange Commission, referred to as the “SEC”, allow companies to choose the method for delivering proxy materials to shareholders. While we continue to deliver a full set of the proxy materials to our registered Shareholders and to beneficial owners of 1,000,000 Shares or more held in street name, we have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail to the beneficial owners of less than 1,000,000 Shares held in street name. This notice will be mailed to our beneficial Shareholders of less than 1,000,000 Shares held in street name beginning on or around April 22, 2016, and our proxy materials will be posted on both our corporate website (www.mercerint.com) and the website referenced in the notice (www.proxyvote.com) on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our beneficial Shareholders and lowers the cost of the Meeting. If you are a beneficial owner of less than 1,000,000 Shares held in street name and would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

Q:	What is the Proxy?

A:

The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:

Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 64,656,138 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:

We are asking you to vote: (i) for the election of the Company’s directors for the ensuing year; (ii) for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016; and (iii) for the approval, on a non-binding advisory basis, of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the Summary Compensation Table.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote on the Internet, by mail, in person at the Meeting or by phone.

Voting on the Internet. Go to www.investorvote.com/merc or scan the QR code provided in your proxy with your smartphone.

Follow the instructions to obtain your records and submit an electronic ballot. You should have your Proxy in hand when you access the website.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you are a registered Shareholder and attend the Meeting, you may vote in person as instructed at the Meeting. However, if you hold your Shares in street name and you wish to attend and vote your Shares at the Meeting, you will first need to obtain a legal proxy from your broker, bank or other intermediary that is the holder of record of your Shares and bring it with you to the Meeting. Otherwise, you will not be permitted to vote in person at the Meeting.

Voting by Telephone. Call 1-800-652-VOTE (8683) from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked;

•	submitting another Proxy with a later date over the Internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:

If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions. If you do not instruct such broker/dealer or other nominee as to how to vote your Shares, NASDAQ rules allow such nominee to vote your Shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm for fiscal 2016, is the only matter for consideration at the Meeting that NASDAQ rules deem to be routine. For all other proposals, you must submit voting instructions to the nominee that holds your Shares if you want your vote to count.

Q:	Who will count the votes?

A:

Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of determining the presence of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of the director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by the director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a filing with the SEC.

Q:	How many votes are required to adopt the other proposals?

A:

The ratification of the appointment of PricewaterhouseCoopers LLP and the non-binding approval of the compensation of our executive officers named herein will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:

You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:

You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent registered public accounting firm and approve the compensation of our executive officers named herein. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:

We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Q:	Will the Company use the notice only option in the future?

A:

Although the Company has elected to use the full set delivery option for registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name and notice only option for beneficial owners of less than 1,000,000 Shares held in street name in connection with the Meeting, it may choose to use the notice only option for registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name in the future. We plan to evaluate the future possible cost savings as well as the possible impact on Shareholder participation as we consider the future use of the notice only option.

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, each as may be amended from time to time, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at nine (9). There is currently a full complement of nine (9) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. With the exception of Mr. Gandossi, all of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Our Board has no reason to believe that any of the nominees will be unable or will decline to serve, if elected. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. Proxies cannot be voted for more than nine (9) persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations.

The Board believes its current size is appropriate for the size and scope of our business.

We believe that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business. The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election:

•

Forest products and related industry experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement, pulp and energy production, logistics and sales aspects of our business. Relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience and relevant senior-level expertise in one or more of the following areas: timber harvesting, bioenergy, chemicals, forest products, pulp mills, capital markets, finance and accounting.

•

Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•	Public company board experience. Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, risk-management, operational and compliance-related matters.

•

Capital markets and financial experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•

International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside North America. A significant majority of our customers are located in Europe and China. Accordingly, international business experience is desirable for our directors to have.

Board Tenure and Refreshment

Maintaining an appropriate balance of tenure among directors is part of the Board’s consideration. Longer serving directors bring valuable experience and knowledge with respect to our business, industry and strategic and operational challenges. Newer directors bring, along with their own personal experiences, fresh perspective and ideas.

The tenure of our director nominees is as follows:

Since 2011, we have:

•	elected five new directors to our Board;

•	appointed a new independent Lead Director in 2012; and

•	expanded qualifications and diversity on our Board.

We believe that directors should not be subject to term or age limits. While term and age limits could facilitate fresh ideas and viewpoints being consistently brought to the Board, we believe they are counter-balanced by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations and risks and continue to provide valuable contributions to Board deliberations. We believe that our decision not to establish term or age limits is consistent with the prevailing practice among companies in the S&P 500. We recognize that certain governance stakeholders have suggested that longer-serving directors may have decreased independence and objectivity; however, we believe that arbitrarily removing knowledgeable directors and the oversight consistency they bring – particularly during periods of management change – weighs against strict restrictions on director tenure. Ultimately, it is our Board’s responsibility to establish board refreshment policies, using its discretion in the best interests of the Company and our Shareholders.

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

• Integrity	• Diversity

• Prepared to represent the best interests of all shareholders	• A proven record of success

• Prepared to participate actively in board activities	• Collegiality

Our director nominees also have the following qualifications:

Nominees for Election as Directors

Jimmy S.H. Lee, age 59, has served as a director since May 1985, as Executive Chairman since July 2015 and as President and Chief Executive Officer from 1992 to 2015. Previously, during the period when MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

Specific Qualifications, Attributes, Skills and Experience. Mr. Lee possesses particular knowledge and experience in our business as a “founder” and as our former Chief Executive Officer for over 24 years. He also has broad knowledge and experience in finance and banking, credit markets, international markets, derivative risk management and capital allocation. Through his experience and background, Mr. Lee provides vision and leadership to the Board. Mr. Lee also provides the Board with insight and information regarding our strategy, operations and business.

David M. Gandossi, age 58, has served as a director and as Chief Executive Officer and President since July 2015 and served as Executive Vice-President, Chief Financial Officer and Secretary from August 2003 to July 2015. His previous roles included Chief Financial Officer and other senior executive positions with Formation Forest Products and Pacifica Papers Inc. Mr. Gandossi holds a Bachelor of Commerce degree from the University of British Columbia and is a Fellow of the Chartered Professional Accountants of British Columbia in Canada. Since 2007, Mr. Gandossi has chaired the B.C. Pulp and Paper Task Force, a joint government industry and labor effort, participated in the Pulp and Paper Advisory Committee to the BC Competition Council and was a member of B.C.’s Working Roundtable on Forestry. He is currently a Director of FPInnovations and Chair of the FPI National Research Advisory Committee. He also co-chairs the BC Bio-economy Transformation Council, a collaborative effort between Government and industry.

Specific Qualifications, Attributes, Skills and Experience. Mr. Gandossi has a strong background in our business and industry, having held various roles with us since 2003 and various other senior executive positions within the forestry industry since 1994. Mr. Gandossi brings to the Board a proven track record and a deep understanding of the pulp business on a global basis. As our Chief Executive Officer, Mr. Gandossi also provides the Board with exposure to the Company’s executive team and insight into our specific strategic and operational challenges and opportunities.

Eric Lauritzen, age 77, has served as a director since June 2004. From 1994 until his retirement in 1998, he was President and Chief Executive Officer of Harmac Pacific, Inc., a TSX-listed pulp producer that was acquired by Pope & Talbot Inc. From 1981 to 1994, he served as Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a TSX-listed North American pulp and paper company that was acquired by Weyerhaeuser Company Limited. Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector. He received his Bachelor of Commerce degree in 1961 from the University of British Columbia and his M.B.A. in 1963 from Harvard Business School.

Specific Qualifications, Attributes, Skills and Experience. Mr. Lauritzen brings to the Board broad industry and leadership experience, public company board experience and understanding of the pulp business on a global basis, including sales and marketing. He also provides leadership to our Board on board practices, governance matters and succession planning in his role as the Lead Director of the Board.

William D. McCartney, age 60, has served as a director since January 2003. He has been the President and Chief Executive Officer of Pemcorp Management Inc., a corporate finance and management consulting firm, since its inception in 1990. From 1984 to 1990, he was a founding partner of Davidson & Company, Chartered Accountants, where he specialized in business advisory services. He has been involved with numerous capital restructuring and financing events involving several public companies and brings substantial knowledge relating to the financial accounting and auditing processes. He is a member of the Local Advisory Committee of the TSX and TSX Venture Exchange. He is a chartered accountant and has been a member of the Chartered Professional Accountants of Canada since 1980. He holds a Bachelor of Arts degree in Business Administration from Simon Fraser University.

Specific Qualifications, Attributes, Skills and Experience. Mr. McCartney has extensive experience in accounting, financial and capital markets and international markets. He provides the Board with insight and leads its review and understanding of accounting, financial and reporting matters. Mr. McCartney provides the Board experience and leadership on accounting and financial matters in his role as Chair of the Board’s Audit Committee.

Graeme A. Witts, age 77, has served as a director since 2003. He is also a Director and the former Chairman of Azure Property Group, SA, a European hotel group. He organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was Managing Director from 1988 to 2000, when he retired. Mr. Witts has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. He also has experience in government auditing and brings significant financial accounting knowledge from a global perspective. Mr. Witts is a fellow of the Institute of Chartered Accountants of England and Wales and holds a masters degree in chemistry from Oxford University and a research degree in magnetic resonance.

Specific Qualifications, Attributes, Skills and Experience. Mr. Witts has extensive experience in global accounting and financial matters, which he brings to the Board along with senior executive experience with large international companies. His broad knowledge and senior level experience in European businesses, accounting and financing matters provide valuable insights to the Board.

Bernard Picchi, age 66, has served as a director since June 2011. He is now Managing Director of Private Wealth Management for Palisade Capital Management, LLC, of Fort Lee, New Jersey, and has been in that role since July 2009. Before joining Palisade, Mr. Picchi served as Managing Partner of Willow Rock Associates from August 2008 through June 2009, a company which advised securities firms on energy investments. From March 2003 through July 2008, Mr. Picchi served as Senior Energy Analyst at two independent research firms based in New York City, Foresight Research Solutions (2003-2005) and Wall Street Access (2006-2008). From 1999 through 2002, he was Director of U.S. Equity Research at Pittsburgh-based Federated Investors, where he also managed the Capital Appreciation Fund, a 5-star rated (during his tenure) $1.5 billion equity mutual fund. Before Federated Investors, Mr. Picchi enjoyed a 20-year career on Wall Street (Salomon Brothers, Kidder Peabody, and Lehman Brothers) both as an award-winning energy analyst and as an executive (Director of U.S. Equity Research at Lehman in the mid-1990s). He began his post-college career at Mellon Bank in Pittsburgh, Pennsylvania. Mr. Picchi holds a Bachelor of Science degree in Foreign Service from Georgetown University, and he has achieved the professional designation Chartered Financial Analyst. He has also served on various non-profit boards, most notably that of the Georgetown University Library on which he has served for the past 30 years.

Specific Qualifications, Attributes, Skills and Experience. Mr. Picchi brings to our Board his significant experience and financial expertise in the capital markets, investments and analysis of public companies. His broad experience in the capital markets and particularly as a financial analyst and wealth manager provide the Board with valuable insight into the expectations, concerns and interests of investors, Shareholders and the capital markets generally.

James Shepherd, age 63, has served as a director since June 2011. He is also currently a director of Buckman Laboratories International Inc. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. He is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has previously served as a director of Conifex Timber Inc., Canfor Corporation and Canfor Pulp Income Fund (now Canfor Pulp Products Inc.). Mr. Shepherd holds a degree in Mechanical Engineering from Queen’s University.

Specific Qualifications, Attributes, Skills and Experience. Mr. Shepherd has held several chief executive officer leadership and other senior positions in the forest industry. As a result, Mr. Shepherd brings to the Board extensive senior executive experience relevant to our operations, public company board experience and an understanding of all aspects of the forest products business, ranging from fiber harvesting to lumber and pulp and paper operations. He also brings to our Board significant experience and background in the designing, execution and implementation of large, complex capital projects at large manufacturing facilities like our mills.

Keith Purchase, age 72, has served as a director since June 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase was previously a director of Catalyst Paper Corporation and Chair of its board of directors.

Specific Qualifications, Attributes, Skills and Experience. Mr. Purchase has held several very senior positions in significant companies involved the forestry industry, including internationally. He brings to the Board extensive senior executive experience relevant to the Company’s operations, as well as significant public company board experience from a wide variety of companies.

Nancy Orr, age 65, has served as a director since May 2013. Ms. Orr is also a director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec, a subsidiary of Investissement Québec. Ms. Orr’s previous experience includes serving as President of Dynamis Group Inc. from 1991 to 2007, a private company involved in the energy and wood recycling sectors in Europe and the United States. She brings to the Board significant experience as a senior executive, director and audit and compensation committee member of a wide variety of publicly traded companies and government corporations, including the Bank of Canada, Dundee

Wealth Management Inc., Fibrek Inc., Donohue Inc., les Services Financiers CDPQ – la Caisse de dépôt et placement du Québec, H.E.C. Montréal and FRV Media Inc. Ms. Orr is a member of the Women Corporate Directors and a Fellow member of the Chartered Professional Accountants of Quebec and holds a Master of Business Administration from Queen’s University and a Bachelor of Arts degree from the University of Western Ontario.

Specific Qualifications, Attributes, Skills and Experience. Ms. Orr brings to the Board extensive experience and knowledge in the forest products industry, in international markets and in financial and accounting matters. She provides the Board with valuable experience and insight into board and governance practices and accounting matters.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in light of the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines, Code of Conduct and Policies

Our Board has adopted Governance Guidelines, which include written charters for each Board committee and our Code of Business Conduct and Ethics, and are intended to provide a set of guidelines to assist the Board in ensuring that we adhere to proper standards of good governance. Our Board has also adopted a Hedging Transactions Policy, a Whistleblower Policy and an Anti-Corruption Policy. Such guidelines, codes and policies, which are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices, are available on our website at www.mercerint.com under “Governance”.

Our Governance Guidelines provide for:

•	the duties and responsibilities of the Board, its committees and our officers; and

•	practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors.

Our Code of Business Conduct and Ethics, which applies to our directors and all of our executive officers, is designed to deter wrongdoing and promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate and timely disclosure in our public filings with the SEC;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

Our Hedging Transactions Policy, which applies to our directors and all of our executive officers, is designed to prohibit such individuals from hedging their Mercer stock, including trading in options, puts, calls or other derivative instruments relating to our securities.

Our Whistleblower Policy provides a set of procedures for our employees to report on a confidential basis their concerns or complaints about questionable accounting or auditing matters or violations of legal or regulatory requirements and for the Audit Committee to receive and respond to such concerns and complaints.

Our Anti-Corruption Policy is designed to expand upon the provisions of our Code of Business Conduct and Ethics relating to international operations and ensure compliance by us and our directors, officers, employees and agents with the United States Foreign Corrupt Practices Act of 1977 (FCPA) and other applicable anti-corruption laws.

Board Meetings and Attendance

In 2015:

•	each current member of the Board attended 100% of all meetings of our Board;

•	all of our independent directors attended 100% of our executive sessions for independent directors without management; and

•

all of our directors attended the annual meeting held in May 2015. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2015 are shown in the table below:

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee	Member				Member
David M. Gandossi	Member
Eric Lauritzen	Lead Director			Chair
William D. McCartney	Member	Chair		Member
Graeme A. Witts	Member		Member	Member
Bernard Picchi	Member		Chair
James Shepherd	Member	Member			Chair
R. Keith Purchase	Member		Member		Member
Nancy Orr	Member	Member	Member
Number of 2015 Meetings	5	4	4	4	4

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that the following seven director nominees are independent and represent 78% of our director nominees:

Director Nominee Independence	Independent Director Nominees
• Eric Lauritzen • William D. McCartney • Graeme A. Witts • Bernard Picchi • James Shepherd • Keith Purchase • Nancy Orr

CEO and Leadership Transition

In July 2015, we effected changes in our senior management as follows:

•	Jimmy Lee, previously our Chief Executive Officer and President, became our Executive Chairman;

•	David Gandossi, previously our Chief Financial Officer, Executive Vice President and Secretary, became our Chief Executive Officer and President and a director; and

•	David Ure, previously our Senior Vice President of Finance, assumed the role of Chief Financial Officer and Secretary.

Board Leadership Structure

Our Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our own stated goals and objectives and that the long-term interests of our Shareholders are served.

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited for our particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

Our Board Leadership Structure

•	Executive Chairman – Jimmy Lee

•	Lead Director – Eric Lauritzen

•	Audit, Compensation and Human Resources and Governance and Nominating Committees led and composed solely by independent directors

•	Active engagement by all directors

Our Board leadership structure includes practices such as:

•	a Lead Director, who provides leadership to our independent directors, assists in establishing agendas for Board and committee meetings and chairs executive sessions of our independent directors; and

•	holding regular executive sessions at each Board meeting to allow for the active engagement of independent directors and appropriate oversight of management.

The Board believes our leadership structure and practices provide an optimal framework to guide the Company and maintain the focus required to achieve our long-term business goals.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of seven independent directors out of nine, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure and practices support the independence of our non-employee directors. The Board has designated one of its independent members as Lead Director. Further, our independent directors also meet separately in executive sessions without management to discuss a variety of matters affecting the Company. Meetings are also held formally and informally from time to time with our Executive Chairman and Chief Executive Officer for general discussions of relevant subjects.

Duties and Responsibilities of Lead Director

Lead Director	Primary Responsibilities

Lead Director

Eric Lauritzen

Executive Sessions Led in 2015: 5

Average Attendance at Executive Sessions in 2015: 100%

The position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year.

Mr. Lauritzen was appointed Lead Director and Chair of our Governance and Nominating Committee in January 2012.

•       Provide leadership to non-employee directors on the Board.

•       Ensure that the Board can operate independently of management.

•       Serve as a liaison between the independent directors and the Chairman and senior management of the Company.

•       Ensure that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management.

•       Establish procedures to govern the Board’s work.

•       Develop and approve agendas and schedules for Board and committee meetings, as well as the agenda and materials for meetings of independent directors.

•       Annually review the effectiveness of the Board and committees.

•       Lead and assist the Board in the discharge of its duties and responsibilities.

•       Ensure that independent directors have adequate opportunities to meet and discuss without management present.

•       Chair meetings of the Board when the Executive Chairman is not in attendance.

•       Ensure delegated committee functions are carried out and reported to the Board.

•       Be the senior spokesman for the Board on governance matters and executive management compensation matters.

•       Ensure that the Board receives adequate and regular updates from the Executive Chairman and Chief Executive Officer on all issues important to the business and future of the Company.

•       Call meetings of the independent directors as he or she determines from time to time.

Executive Sessions

Our Board believes it is important to have executive sessions without the Chief Executive Officer, Executive Chairman and other members of management, which are scheduled during every meeting of the Board. Our independent directors have robust and candid discussions at these executive sessions, during which they evaluate the performance of the Chief Executive Officer, Executive Chairman and other senior officers, our governance practices, the reports of our independent registered public accountants, the meetings themselves and any other relevant matter.

During 2015, Mr. Lauritzen was Lead Director and chaired all five (5) executive sessions of our independent directors. In 2016, our independent directors have determined to have two (2) executive sessions at each meeting of the Board, both before and after such meetings.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee. Our committee meetings are generally open to all directors, who often voluntarily attend all committee meetings.

Audit Committee	Primary Responsibilities

Members in 2015:

•     William D. McCartney (Chair)

•     James Shepherd

•     Nancy Orr

Meetings in 2015: 4

Average Attendance in 2015: 100%

All members satisfy the audit committee independence requirements of the NASDAQ rules and are financially sophisticated, as interpreted by the Board.

Our Board has also determined that the committee Chair, Mr. McCartney, qualifies as an “audit committee financial expert”, as defined in applicable SEC rules and applicable NASDAQ listing standards.

•     Oversee our accounting and financial processes, including the review of the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, and our systems of internal accounting and financial controls.

•     Approve the Company’s independent registered public accounting firm and oversee the relationship, including reviewing registered public accounting firm independence, the scope of their work and the pre-approval of audit and non-audit services.

•     Meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements.

•     Recommend the selection of the Company’s independent registered public accounting firm.

•     Review and approve the terms of all related party transactions.

•     Establish and maintain procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee	Primary Responsibilities

Members in 2015:

•     Bernard Picchi (Chair)

•     Graeme A. Witts

•     Keith Purchase

•     Nancy Orr

Meetings in 2015: 4

Average Attendance in 2015: 100%

All members of the Compensation and Human Resources Committee have been determined to be independent directors under NASDAQ rules.

•     Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs.

•     Analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs.

•     Review and approve all compensation awarded to the Company’s executive officers.

•       Periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board.

•     Administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers.

•     Review annual goals and objectives of our key executive officers.

•     Review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels.

•     Review and approve succession plans for our key executive officers.

•     Review individual specific training and development requirements for our key executive officers.

•     Review the performance of members of our senior management team and the succession plans for each officer’s position and approve management development and succession planning practices and strategies.

•     Provide the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability.

•     Consult with our Lead Director and our Chief Executive Officer with respect to the Chief Executive Officer’s annual assessment of our senior executives and their potential to succeed him. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee	Primary Responsibilities

Members in 2015:

•     Eric Lauritzen (Chair)

•     William D. McCartney

•     Graeme A. Witts

Meetings in 2015: 4

Average Attendance in 2015: >90%

All members of the Governance and Nominating Committee have been determined to be independent directors under NASDAQ rules.

•     Manage the corporate governance system of the Board.

•     Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice.

•     Assist in the creation of a corporate culture and environment of integrity and accountability.

•     In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management.

•     Review management succession plans.

•     Recommend to the Board nominees for appointment to the Board.

•     Lead the Board’s annual review of the Executive Chairman and Chief Executive Officer’s performance.

•     Set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee	Primary Responsibilities

Members in 2015:

•     James Shepherd (Chair)

•     Jimmy S.H. Lee

•     R. Keith Purchase

Meetings in 2015: 4

Average Attendance in 2015: 100%

All members of the Environmental, Health and Safety Committee, other than Mr. Lee, have been determined to be independent directors under NASDAQ rules.

•     Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company.

•     Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting.

•     Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and our compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of the various risks facing us. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for us to be competitive on a global basis and to achieve our long-term strategic objectives.

Oversight of Risk

•    The Board oversees risk management.

•    Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•    Management is charged with managing risk, through robust internal processes and effective internal controls.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in our business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its committees;

•	evaluate our risk management processes and whether they are functioning adequately;

•	facilitate open communication between management and directors; and

•	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, our management is charged with managing risk. The Company has robust internal processes and an effective internal control environment which facilitate the identification and management of risks and regular communication with the Board. These include an enterprise risk management program under the leadership of the Chief Financial Officer, regular internal management disclosure committee meetings, Codes of Business Conduct, strong internal controls and a comprehensive external audit process. The Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management program. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•

the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process and accounting and legal matters. The committee oversees the audit function, the Company’s ethics programs, including the Code of Business Conduct, the Company’s Whistleblower Policy and the Company’s quality, safety, environmental assurance and information technology security programs. The committee periodically receives reports on and discusses governance of the Company’s risk management process and reviews significant risks and exposures identified by management or the independent auditors (whether financial, operating or otherwise), and management’s steps to address them. In connection with its oversight of these matters, the committee members will regularly meet separately with representatives of the independent auditors;

•

the Compensation and Human Resources Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 29, the committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the committee the procedures that have been put in place to identify and mitigate potential risks in compensation;

•	the Compensation and Human Resources Committee also oversees management development and succession planning across senior management positions;

•

the Environmental, Health and Safety Committee oversees the Company’s environmental, health and safety policies and environmental compliance programs and associated risks relating thereto. In connection with such oversight, the committee regularly visits and tours our three mills and meets with mill-level managers, superintendents and other employees; and

•	the Governance and Nominating Committee oversees the Company’s governance practices, director succession and committee leadership to manage risks associated with corporate governance.

The full Board regularly evaluates and discusses risk, risk mitigation strategies and our internal control environment. Topics examined at this meeting include, but are not limited to, financial risks, political and regulatory risks, legal risks, information technology risks, economic risks and risks related to our productivity and reinvestment efforts. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year.

We believe that our Board leadership structure, discussed in detail beginning on page 13, supports the risk oversight function of the Board. The Company has an Executive Chairman, a Chief Executive Officer, a Lead Director and strong directors chair the various committees involved with risk oversight, there is open communication between management and directors and all directors are actively involved in the risk oversight function.

To learn more about risks facing the Company, you can review the factors included in Part 1, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”). The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently know or that may currently be deemed to be immaterial also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

During fiscal 2015, risk areas of particular Board and committee focus included changes in foreign exchange rates, industry supply and demand balances, cybersecurity, the uncertain global economic environment and its effects on our business, Shareholder distributions and our Chief Executive Officer and leadership transition.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Executive Chairman.

Criteria for Directors

Our Board believes that certain criteria should be met by director nominees to ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goals of being one of the world’s leading northern bleached softwood kraft pulp producers and a significant producer of “green” energy and chemical by-products. Such candidate’s experiences and expertise should also contribute to our pursuit of initiatives to generate additional revenues from the manufacture of by-products, such as chemicals, and the use of innovative cellulose technologies;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

The Board prefers a mix of backgrounds and experiences among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify and determine nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2015.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a proxy statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Governance and Nominating Committee will interview the candidate and communicate their evaluation to the rest of the Committee members and the Executive Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Executive Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards. Our Governance and Nominating Committee may amend the nomination policy at any time, in which case the most current version will be available on our website.

Succession Planning and Management Development

In light of the importance of executive leadership, we have a succession planning process which is held at least semi-annually. The process encompasses a broad group of managers and executives up to and including the Chief Executive Officer.

Our Compensation and Human Resources Committee, together with our Chief Executive Officer and assisted by our Lead Director, reviews our executive succession planning procedures, including management development activities. We generally strive to appoint our most senior executives from within the Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that, over time, they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise. In addition, selected executives are provided with continuing management education through attendance at senior level educational programs, courses and seminars.

In July 2015, we effected a change in our Chief Executive Officer and leadership structure. See “Corporate Governance and Board Matters - CEO and Leadership Transition” on page 13. This transition was reviewed and overseen by the Compensation and Human Resources Committee, along with an ad hoc group comprised of the Chairs of our four standing Board committees. The transition was approved by our full Board.

Director Education/Evaluation

New Director Education

Our new director orientation program covers our vision, strategies, risks, financial matters, internal controls, corporate governance practices and policies, succession planning and non-director compensation. As part of such orientation, new directors visit our three mills to better understand our operations.

Continuing Education

Our continuing education program consists of regular visits to our operating facilities, meetings and social engagements with our operating personnel, customer visits both in Europe and China and other meetings and visits on topical matters such as at research and development facilities. Most years, two directors, along with management representatives, attend meetings with customers and other market participants in China to broaden their understanding of this key market. We provide updates to our Board on relevant topics at meetings throughout the year. We also provide ongoing education to our directors through participation in the NYSE Board Program. We also reimburse directors who attend education programs and institutions for fees and related expenses.

Board and Committee Evaluation

Our Governance and Nominating Committee oversees and conducts an annual evaluation of our Board, Executive Chairman, Chief Executive Officer, Lead Director and Board committees. The process is led by Mr. Lauritzen, who is the Chair of the Governance and Nominating Committee and our Lead Director. These evaluations help to refine our corporate governance practices.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the Audit Committee, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

Shareholding Guideline for Non-Employee Directors

We have a target shareholding guideline in place for our non-employee directors which provides each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors who have been directors for at least three years as of such date, including our Lead Director, met the guideline amount.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of the Company and its Shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, and not inconsistent with, the best interests of the Company and its Shareholders.

As a result, pursuant to our Governance Guidelines and its Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one of our non-employee directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interests of the Company and its Shareholders.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2015 fiscal year, our non-employee directors received the following cash retainers and grants of restricted stock under our 2010 Stock Incentive Plan (as amended, the “2010 Plan”):

	Cash Retainer	Shares of Restricted Stock
Non-Employee Directors (other than the Lead Director)	$ 60,000	5,000(1)
Lead Director	$ 100,000	8,000(1)
Chairman of Audit Committee	$ +20,000
Chairman of Compensation and Human Resources Committee	$ +20,000
Chairman of Governance and Nominating Committee	$ +10,000
Chairman of Environmental, Health and Safety Committee	$ +10,000

(1)

Shares of restricted stock were granted to our non-employee directors following our annual meeting of Shareholders held in 2015 and the restrictions thereon shall lapse on the first anniversary of the grant date, except as otherwise determined by the Compensation and Human Resources Committee.

In fiscal 2015, we also reimbursed our directors for expenses incurred in connection with their duties as our directors. Our directors do not receive fees for attendance at meetings of the Board or a committee.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to those of our peer group companies. Any changes to be made to our director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2015. Neither Mr. Lee, as our Executive Chairman, nor Mr. Gandossi, as our Chief Executive Officer, received any additional compensation for their respective services as directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Lauritzen	110,000	115,840	-	-	-	-	225,840
William D. McCartney	80,000	72,400	-	-	-	-	152,400
Graeme A. Witts	60,000	72,400	-	-	-	-	132,400
James Shepherd	70,000	72,400	-	-	-	-	142,400
Bernard Picchi	80,000	72,400	-	-	-	-	152,400
Keith Purchase	60,000	72,400	-	-	-	-	132,400
Nancy Orr	60,000	72,400	-	-	-	-	132,400

(1)

Fees earned or paid in cash included an annual retainer of $60,000, which was paid to each of our non-employee directors, other than our Lead Director, in 2015. Our Lead Director received an annual retainer of $100,000 for his services in 2015. In 2015, the Chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee each received an annual retainer of $20,000, while the Chairman of the Governance and Nominating Committee and the Chairman of the Environmental, Health and Safety Committee each received an annual retainer of $10,000 for their services in that regard.

(2)

Stock awards granted to non-employee directors consisted of shares of restricted stock. The amounts shown represent the aggregate grant date fair value for shares of restricted stock, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in the 2015 Annual Report.

(3)

The grant date fair value is based on a Share value of $14.48 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 shares of restricted stock which were granted to each of our non-employee directors or 8,000 shares of restricted stock to our Lead Director, after our annual meeting of Shareholders held in 2015, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or not elected to the Board for the first time at the 2015 annual meeting but will continue to serve as a member of the Board after the meeting and has been a director for at least six months.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee and David M. Gandossi, whose information appears above under “Nominees for Election as Directors”:

David K. Ure, age 49, returned to Mercer in September 2013, assuming the role of Senior Vice President, Finance, and the role of Chief Financial Officer and Secretary from July 2015. Prior to serving as Vice President, Finance of Sierra Wireless Inc., Mr. Ure was Vice President, Controller at Mercer from 2006 to 2010. He has also served as Controller at various companies including Catalyst Paper Corp., Pacifica Papers Inc., and Trojan Lithograph Corporation, as well as CFO and Secretary of Finlay Forest Industries Inc. Mr. Ure has over 16 years’ experience in the forest products industry. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Chartered Professional Accountants of Canada.

Leonhard Nossol, age 58, has served as our Group Controller for Europe since August 2005. He has also been Managing Director of Rosenthal since 1997 and the sole Managing Director of Rosenthal since 2005. Before joining Mercer, Mr. Nossol was Director, Finance and Administration for a German household appliance producer from 1992 to 1997. Prior to this, he was Operations Controller at Grundig AG (consumer electronics) in Nürnberg. Mr. Nossol has been a member of the German Industry Federation’s (BDI) Tax Committee since 2003. He was elected President of the German Wood Users Association (AGR) in 2013. Mr. Nossol holds a Political Science degree from Freie Universität Berlin and a degree in Business Management from the University of Applied Sciences in Berlin.

Richard Short, age 48, has served as Vice President, Controller since February 2014 and as Controller from November 2010 to February 2014, prior to which he served as Controller and Director, Corporate Finance since joining Mercer in 2007. Previous roles include Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corporation and Assistant Controller at the Alderwoods Group Inc. Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Chartered Professional Accountants of Canada since 1993.

David M. Cooper, age 62, has served as Vice President of Sales and Marketing for Europe since 2005. Mr. Cooper previously held a variety of senior positions around the world at Sappi Ltd. from 1982 to 2005. These roles included the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. Mr. Cooper has more than 30 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 52, has served as Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc. from 1999 to 2005. Mr. Heine has over 25 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands. He holds a Bachelor of Science in Forestry (Wood Science) from the University of Toronto, Canada.

Wolfram Ridder, age 54, has served as Vice President of Business Development since 2005, prior to which he served as Managing Director at Mercer’s Stendal mill from 2001 to 2005. Mr. Ridder also served as Vice President Pulp Operations, Assistant to CEO from 1999 to 2005 and Assistant Managing Director at the Rosenthal mill from 1995 to 1998. Prior to joining Mercer, Mr. Ridder worked as a Scientist for pulping technology development at the German Federal Research Center for Wood Science and Technology in Hamburg from 1988 to 1995. Mr. Ridder has a Master of Business and Administration and a Master of Wood Science and Forest Product Technology from Hamburg University.

Genevieve Stannus, age 46, has served as Treasurer since July 2005, prior to which she served as Senior Financial Analyst since joining Mercer in August 2003. Prior to her role at Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. Ms. Stannus has 20 years of experience in the forest products industry. She is a member of the Chartered Professional Accountants of Canada.

Brian Merwin, age 42, has served as Vice President, Strategic Initiatives since February 2009. Mr. Merwin previously held roles within Mercer such as Director, Strategic and Business Initiatives, and Business Analyst. He was a key member of Celgar’s Green Energy Project, and was instrumental in the development of the BC Hydro energy purchase agreement and securing the ecoENERGY grant. Mr. Merwin has a Master of Business and Administration from the Richard Ivey School of Business in Ontario, Canada and a Bachelor of Commerce Degree from the University of British Columbia, Canada.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 64,656,138 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of the Record Date by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg(2) c/o IAT ReInsurance Co. Ltd. 48 Wall Street, 30th Floor New York, NY 10005	18,952,332 (2)	29.3%
Gates Capital Management, L.P.(3) 1177 Ave. of the Americas 32nd Floor New York, NY 10036	12,169,229 (3)	18.8%
Dimensional Fund Advisers LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	3,275,000 (4)	5.1%

(1)	The percentage of outstanding Shares is calculated out of a total of 64,656,138 Shares issued and outstanding on the Record Date.
(2)	Based on Form 4 filed on February 18, 2016, which states that Mr. Kellogg holds 2,649,109 Shares directly and 16,303,223 Shares indirectly via IAT ReInsurance Co. Ltd.
(3)

Based on Schedule 13G/A filed on February 16, 2016 jointly with Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates, in which each of the aforementioned entities has shared voting power over 12,169,229 Shares.

(4)	Based on Schedule 13G filed on February 9, 2016.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of the Record Date by (i) each of our directors and nominees for director; (ii) each of our named executive officers (each, an “NEO” and, collectively, the “NEOs”), being our Executive Chairman, Chief Executive Officer, Chief Financial Officer and two other most highly compensated executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Jimmy S.H. Lee(2)	2,154,744	3.3%
David M. Gandossi(2)	217,265	*
Eric Lauritzen(3)	84,000	*
William D. McCartney(4)	52,000	*
Graeme A. Witts(4)	158,685	*
Bernard Picchi(4)	45,000	*
James Shepherd(4)	25,000	*
Keith Purchase(4)	29,000	*
Nancy Orr(4)	13,575	*
David K. Ure(2)	22,939	*
Wolfram Ridder(2)	25,466	*
Leonhard Nossol(2)	39,063	*
Directors and Executive Officers as a Group (17 persons)	3,026,325	4.7%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Based on 64,656,138 Shares outstanding on the Record Date.
(2)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(3)

In June 2015, 8,000 restricted shares were granted to Mr. Lauritzen in connection with his role as the Lead Director of Mercer. These Shares vest and become non-forfeitable in June 2016 unless a change in control of the Company occurs prior thereto.

(4)

In June 2015, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his or her role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2016 unless a change in control of the Company occurs prior thereto.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee from time to time will provide a general pre-approval of specific types of services and provide specific guidance as to the specific services which may be eligible for pre-approval and will obtain appropriate cost estimations for each type of service. The Audit Committee also specifically pre-approves all other permitted services. For all pre-approval of services, the Audit Committee considers whether such services are consistent with the rules of the SEC on registered public accounting firm independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman

James Shepherd

Nancy Orr

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company or has had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our current executive officers has ever served as a member of the board or compensation committee (or other board committee performing equivalent functions) of any other entity that has or has had one or more of its executive officers serve as a member of our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the members of the Compensation and Human Resources Committee.

Bernard Picchi, Chairman

Graeme Witts

Keith Purchase

Nancy Orr

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation programs. It discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our NEOs in 2015, as well as the key objectives, policies, elements and designs of our executive compensation program. In this discussion “Committee” or “Compensation Committee” means the Compensation and Human Resources Committee.

For the purposes of this Compensation Discussion and Analysis, our NEOs for fiscal 2015 were:

Jimmy S.H. Lee, Executive Chairman and Director (formerly Chief Executive Officer and President);

David M. Gandossi, President, Chief Executive Officer and Director (formerly Chief Financial Officer);

David K. Ure, Chief Financial Officer and Secretary (formerly Senior Vice President of Finance);

Leonhard Nossol, Group Controller for Europe; and

Wolfram Ridder, Vice President of Business Development.

Foreign Currency Compensation

All of the cash compensation, being primarily salary and annual bonuses, for our NEOs is paid in either Euros (as to Messrs. Lee, Nossol and Ridder) or Canadian dollars (as to Messrs. Gandossi and Ure). Such amounts are then translated into United States dollars using the average Federal Reserve Bank of New York spot rate for the appropriate period. As a result, reported compensation amounts decline in periods when the dollar strengthens against the Euro and Canadian dollar and conversely increase when the dollar declines versus such currencies.

Amounts reported in the “Executive Compensation Tables” are in dollars.

CEO and Leadership Transition and Resulting Compensation Changes

In July 2015, certain of our NEOs changed roles and responsibilities as follows:

•	Jimmy Lee, previously our Chief Executive Officer and President, became our Executive Chairman;

•	David Gandossi, previously our Chief Financial Officer, Executive Vice President and Secretary, became our Chief Executive Officer and President and a director; and

•	David Ure, previously our Senior Vice President of Finance, assumed the role of Chief Financial Officer and Secretary.

In recognition of their new respective roles and responsibilities in these roles, as well as the advice of the Committee’s independent compensation consultant, Willis Towers Watson Public Limited Company, referred to as “Towers Watson”, the Committee recommended and the Board approved:

•	for Mr. Lee, effective July 31, 2015, to reduce his annual base salary to €463,500 from €515,000;

•	for Mr. Gandossi, to:

•	implement a two-step change in salary so that his annual base salary would be increased from C$490,000 to C$590,000, effective July 1, 2015, and to C$630,000, effective January 1, 2016;

•

effective July 1, 2015, increase his entitlement to compensation under our long-term incentive plan (i) from a maximum number of PSUs based on 134% of his annual base salary to a maximum number of PSUs based on 200% of his annual base salary and (ii) from a target number of PSUs based on 67% of his annual base salary to a target number of PSUs based on 100% of his annual base salary; and

•	accordingly adjust certain of his previous awards of PSUs through a supplementary award of 26,174 2014 PSUs and 26,176 2015 PSUs; and

•	for Mr. Ure, to:

•

implement a two-step change in salary to reflect his new position so that his annual base salary would be increased from C$290,400 to C$350,000, effective July 1, 2015, and to C$400,000, effective January 1, 2016;

•

effective July 1, 2015, increase his entitlement to compensation under our long-term incentive plan (i) from a maximum number of PSUs based on 100% of his annual base salary to a maximum number of PSUs based on 134% of his annual base salary and (ii) from a target number of PSUs based on 50% of his annual base salary to a target number of PSUs based on 67% of his annual base salary; and

•	accordingly adjust certain of his previous awards of PSUs through a supplementary award of 8,894 2014 PSUs and 8,876 2015 PSUs.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2016, the Committee approved bonuses and awards for fiscal 2015, together with fixed base salaries for 2016. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the Summary Compensation Table appearing on page 44 and the Grants of Plan-Based Awards Table appearing on page 47 only reflect plan-based awards actually issued in fiscal 2015, which were based on fiscal 2014 performance.

Fiscal 2015 - Compensation Decisions

In 2015, we had strong operating and financial performance, continued to improve liquidity and reduce debt and instituted a quarterly cash dividend.

In 2015:

•	we achieved strong operating performance and generated $234.0 million in Operating EBITDA and $75.5 million in net income;

•

we continued to strengthen our balance sheet and increased our cash position to $99.6 million from $53.2 million and our working capital to $284.4 million from $242.4 million, respectively, from the start of the year;

•	we reduced our debt by $35.6 million;

•	mid-way through the year, our board instituted a quarterly cash dividend of $0.115 per share and we returned approximately $14.8 million to our Shareholders;

•	we initiated a broad company-wide program to enhance safety performance at all of our operations; and

•	we were successful in our appeal before the B.C. Utilities Commission and recovered $6.1 million and completed our NAFTA hearing and are awaiting a decision currently expected this year.

The table below summarizes our selected key financial and operating results for 2015 compared to 2014.

	Year Ended December 31,
	2015	2014	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,458.0	1,485.0	(2)
Pulp sales (‘000 ADMTs)	1,463.1	1,486.4	(2)
Average NBSK pulp list price in Europe ($/ADMT)(1)	$850	$928	(8)
Pulp revenues	$946.2	$1,073.6	(12)
Energy production (‘000 MWh)	1,846.8	1,853.5	nil
Energy and chemical revenues	$87.0	$101.5	(14)
Total revenues	$1,033.2	$1,175.1	(12)
Costs and expenses	$867.5	$1,013.3	(14)
Operating income	$165.7	$161.8	2
Operating EBITDA(2)	$234.0	$239.8	(2)
Net income	$75.5	$113.2	(33)
Dividends declared	$14.8	$-	-(3)
Price per share as of fiscal year end(4)	$9.05	$12.29	(26)

	December 31,
	2015	2014	Change (%)
Balance Sheet Data:	(in millions, other than ratio)
Cash and cash equivalents	$99.6	$53.2	87
Working capital	$284.4	$242.4	17
Net debt	$538.4	$620.5	(13)
Total equity(5)	$383.0	$438.9	(13)
Ratio:
Net debt to equity(5)	1.4 to 1	1.4 to 1	-

(1)	Source: RISI pricing report.
(2)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States.

(3)	Not applicable, since comparative amount for 2014 was nil.
(4)	Represents the closing market price of our shares on the NASDAQ Global Select Market on December 31, 2015 and December 31, 2014, respectively.
(5)	The reduction in equity in 2015 from 2014 resulted from net income being more than offset by the non-cash reduction of our long-term assets as a result of changes in foreign currency exchange rates.

In fiscal 2015 and in accordance with our emphasis on pay for performance, compensation awarded to our NEOs reflected our overall strong operating and financial performance, improvements to liquidity, continuing reduction of debt and the institution of a quarterly dividend. In making decisions on performance-based compensation for fiscal 2015, the Committee also weighed and considered our generally favorable performance against our Peer Group Companies (as hereinafter defined).

The Committee determined 2015 to be a strong overall year with respect to operational and financial performance. In fiscal 2015, we achieved strong operating performance in terms of production, implementing certain cost reduction measures and new capital projects. Financially, in 2015 we generated $234.0 million in Operating EBITDA and $75.5 million in net income. Our 2015 Operating EBITDA was marginally lower (2%) than 2014, which was a very strong year. Although in 2015 net income was lower than 2014, it was largely because 2014 included a net income tax benefit of $16.8 million, a non-cash gain on derivative instruments of $11.5 million and a net gain on the settlement of debt of $3.4 million. In 2015, operating income was marginally higher (2%) than 2014. The Committee also considered the decline in our share price in 2015 compared to 2014.

The Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our NEOs, but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Salaries. In July 2015 and February 2016, the Committee adjusted salaries to reflect our CEO and leadership transition with respect to Messrs. Lee, Gandossi and Ure as aforesaid. In February 2016, the salaries of our other NEOs, being Messrs. Nossol and Ridder, were adjusted by about 2.5%, primarily as a cost of living adjustment.

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding annual bonuses for our NEOs in respect of their fiscal 2015 performance, the Committee reviewed and considered:

•	the Company’s financial performance (including Operating EBITDA, net income and Share price) relative to prior performance, budgeted forecasts and to Peer Group Companies;

•	new initiatives and capital projects to improve efficiency, reduce costs and enhance our business;

•	our CEO and leadership transition and the changes in roles and responsibilities resulting therefrom; and

•	each NEO’s achievement of their individual and our overall 2015 performance objectives.

Executive Chairman and Chief Executive Officer Performances. In 2015, Mr. Lee was our CEO until July when he became Executive Chairman and Mr. Gandossi became CEO. As a result, the Committee evaluated both Messrs. Lee and Gandossi’s achievement of their 2015 performance objectives and leadership roles and guidance in, among other things:

•	continuing to improve mill operations and efficiencies, allowing us to achieve strong operating performance in 2015 and generate $234.0 million in Operating EBITDA and $75.5 million in net income;

•	continuing to lead and drive our focus and expansion on carbon neutral bio-energy generation and sales;

•	reducing our debt by over $35.6 million, increasing liquidity and improving our balance sheet;

•	the institution of a quarterly cash dividend;

•	continuing to focus on cost reductions and strong safety and environmental performance; and

•	achievement of personal annual performance objectives for 2015.

Based upon the foregoing performance review of our NEOs, the Committee awarded short-term annual cash bonuses for fiscal 2015, as set forth in the following table:

Name	Cash Bonus(1)(2)	Percentage of 2015 Basic Salary(3)
Jimmy S.H. Lee	$ 471,593	87%
David M. Gandossi	$ 371,936	88%
David K. Ure	$ 97,878	39%
Wolfram Ridder	$ 83,222	25%
Leonhard Nossol	$ 66,578	21%

(1)	Awarded in February 2016 in respect of fiscal 2015.
(2)	For awards declared in February 2015 in respect of fiscal 2014, see the Summary Compensation Table on page 44 of this Proxy Statement.
(3)	Percentage based on total salary paid in 2015.

In local currency terms, the bonuses paid to our NEOs for each of the last two years and the percentage changes were as follows:

Name	2014 Cash Bonus (Local Currency)	2015 Cash Bonus (Local Currency)	Change from 2014 to 2015 (%)
Jimmy S.H. Lee	€ 500,000	€ 425,000	(15)
David M. Gandossi	C$ 475,000	C$ 475,000	-
David K. Ure	C$ 61,650	C$ 125,000	102.8
Wolfram Ridder	€ 70,000	€ 75,000	7.1
Leonhard Nossol	€ 57,750	€ 60,000	3.9

The bonuses paid to our NEOs in respect of fiscal 2015 reflect the Committee’s assessment of the individual and overall Company factors discussed above and the change in roles and responsibilities of Messrs. Lee, Gandossi and Ure resulting from our CEO and leadership transition.

Incentive Equity Grants or Awards. Our 2010 Plan allows the Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

In 2014, the Committee redesigned and implemented a long-term incentive compensation program, referred to as the “LTIP”, which primarily provided for the granting of “performance stock units”, or “PSUs”, for our executives, including our NEOs.

Pursuant to the LTIP, we make annual grants of PSUs to our executives that vest based on the Committee’s assessment of the achievement of certain prescribed three-year performance criteria, referred to as the “Performance Criteria”. The annual granting of PSUs ensures the continuity of these incentives, as the performance periods of PSUs granted in different years overlap and expired or vested awards are “replaced” each year with new grants. See “Narrative Disclosure to Grants of Plan-Based Awards” on page 47 for a discussion of such Performance Criteria.

In 2015, the Committee issued an aggregate of 436,420 PSUs, referred to as the “2015 PSUs”, to our executives in respect of fiscal 2015. The 2015 PSUs are eligible to vest over a three-year performance period measured from January 1, 2015 and ending on December 31, 2017; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available.

Each 2015 PSU is equivalent to one Share. As a result, the number of 2015 PSUs issued to executives was 200% of the target level, being the maximum amount of Shares that our executives may earn. The following table sets forth the target level and number of 2015 PSUs awarded to our NEOs in 2015:

Name	Target Level for 2015 PSUs(1)(2)	Target Level as a Percentage of 2015 Basic Salary(1)	Maximum 2015 PSUs(1)(2)	Maximum 2015 PSUs as a Percentage of 2015 Basic Salary(1)
Jimmy S.H. Lee	43,265	100	86,530	200
David M. Gandossi	32,570	67 and 100(3)	65,140(3)(4)	134 and 200(3)(4)
David K. Ure	13,098	50 and 67(5)	26,196(5)(6)	100 and 134(5)(6)
Wolfram Ridder	12,572	50	25,144	100
Leonard Nossol	11,299	50	22,598	100

(1)

Each 2015 PSU awarded on February 10, 2015 was valued at $13.60, which was the closing market price of the Shares on the date of the award. Each 2015 PSU awarded on December 29, 2015 was valued at $9.21, which was the closing market price of the Shares on the date of the award.

(2)	These awards are eligible to vest on December 31, 2017, based upon the Performance Criteria.
(3)	After his appointment as CEO, effective July 1, 2015, Mr. Gandossi’s target level was increased from 67% to 100% and his maximum level was increased from 134% to 200%
(4)	Comprised of 38,964 2015 PSUs awarded on February 10, 2015 and 26,176 2015 PSUs supplementally awarded on December 29, 2015 in connection with Mr. Gandossi’s appointment as Chief Executive Officer.
(5)	After his appointment as CFO, effective July 1, 2015, Mr. Ure’s target level was increased from 50% to 67% and his maximum level was increased from 100% to 134%.
(6)	Comprised of 17,320 2015 PSUs awarded on February 10, 2015 and 8,876 2015 PSUs supplementally awarded on December 29, 2015 in connection with Mr. Ure’s appointment as Chief Financial Officer.
(6)

From January 1, 2015 to June 30, 2015, Mr. Ure was entitled to a maximum number of PSUs based on 100% of his basic salary. From July 1, 2015 to December 31, 2015, Mr. Ure was entitled to a maximum number of PSUs based on 134% of his basic salary.

In 2014, the Committee awarded an aggregate of 657,554 PSUs, referred to as the “2014 PSUs”, to our executives, including our NEOs, under our 2010 Plan. The 2014 PSUs are eligible to vest over a three-year performance period measured from January 1, 2014 and ending on December 31, 2016; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The Performance Criteria for the vesting of the 2014 PSUs are similar to the criteria for the 2015 PSUs.

No 2015 PSUs or 2014 PSUs were eligible for vesting in fiscal 2015.

Compensation Framework and Components

Our compensation philosophy for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. A key principle of our executive compensation program is that a significant percentage of compensation awarded to our NEOs, especially our Executive Chairman and CEO, be variable, performance-based compensation and “at risk”.

We believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced Operating EBITDA and earnings and significantly lower Share prices and to increase during periods of increased Operating EBITDA and earnings and higher Share prices.

Our executive compensation program is designed to achieve the following key objectives using the following principles:

Compensation Objectives	Compensation Principles

•    attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•    create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•    reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•    align the interests of our executives with the long-term interests of our Shareholders.

•    Market Competitiveness. Total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•    At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to our performance, to achieve payouts.

•    Pay-for-Performance. Compensation should be linked to both individual and overall Company performance.

•    Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a meaningful portion of our executives’ compensation.

•    Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•    Simple Pay Programs. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance and control costs.

•    Clear Communication. Compensation should clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals by executives.

Compensation Mix

We seek to accomplish our executive compensation objectives through an appropriate mix of short-term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based or at risk compensation.

Fixed vs. Performance-based Compensation.

We believe our mix of fixed (primarily base salary) and performance-based compensation (primarily annual incentive bonuses and PSUs), with a significant weighting toward performance-based compensation at the executive officer level, supports our overall pay-for-performance culture and drives superior business performance. The percentage of an executive’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role. In general, employees with more ability to directly influence overall business performance have a greater portion of variable, performance-based pay at risk through short- and long-term incentive programs.

Short-term vs. Long-term Compensation.

We believe our mix of short-term (primarily base salary and annual incentive bonuses) and long-term (primarily PSUs) incentives, with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall business performance have a greater portion of their overall compensation provided through long-term incentives.

Cash vs. Equity Compensation.

We believe our mix of cash (primarily base salary and annual incentive bonuses ) and equity (primarily PSUs) compensation, with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executive officers with those of our shareholders. In general, employees with more ability to directly influence overall business performance have a greater portion of total pay opportunity provided through equity incentive programs.

Compensation Components

To achieve our objectives, we use a mix of four compensation components, being base salary, annual incentive bonuses, long-term equity incentives and other perquisites intended to be competitive in the market.

The following tables provide information regarding the components of our overall compensation of our NEOs.

Base Salary

Form Cash

Objectives and Basis

•     Attract and retain high quality executives to drive our success.

•     Provide base compensation for day-to-day performance.

•     Based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives.

•     Consideration given to impact an NEO is expected to make to our business in the future.

•     Targeted within the median range of our Peer Group Companies and consideration given to the markets in which we operate.

•     Provide a consistent cash flow to employees assuming acceptable levels of performance.

•     Committee normally considers salary adjustments for executive officers annually in the first quarter of the year.

•     Increases in salaries generally are based on the market level salary for the role an executive serves, overall budgets and specific talent needs. Small periodic adjustments to reflect cost of living increases.

Annual Incentive Bonuses

Form Cash

Objectives and Basis

•     Motivate performance of NEOs in meeting our current year’s business goals and encourage superior performance.

•     Based on the expectations of the Board and management for our financial and operating performance in a particular period and the contribution of an NEO in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO’s position and responsibility.

•     Measure our NEOs’ performance in achieving the Company’s financial, strategic and other goals as benchmarked against the Company’s business plan for the forthcoming year.

•     Consideration of the contribution of an NEO to our business and operations generally.

•     Bonuses awarded on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor.

•     Consideration of recommendations by our Chief Executive Officer for bonuses to be paid to our NEOs other than our Executive Chairman, Chief Executive Officer and Chief Financial Officer.

Long-Term Equity Incentives

Form • Restricted stock; • Restricted stock rights; • Performance shares; • Performance share units; and/or • Share appreciation rights

Objectives and Basis

•     Designed to drive Company performance, align the interests of executives with those of Shareholders, retain executives long-term and provide wealth accumulation opportunities for executives.

•     Generally based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving such expectations.

•     Generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership.

•     All equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing market price of our Shares quoted on NASDAQ on the date of grant.

•     Incentive grants reviewed on an annual basis as part of the Committee’s analysis of total compensation and the balance between the different elements thereof.

Perquisites and Other Executive Benefits

Form • Automobile; and/or • Health and retirement programs

Objectives and Basis

•     Designed to provide other benefits to our NEOs for the purpose of providing security for current and future needs of executives.

•     Structured to be within a reasonably competitive range relating to Peer Group Companies.

•     Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon.

•     Health benefits may include periodic physical consultations, dental and pharmaceutical benefits.

•     Contributions made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

•     In lieu of other benefits such as automobile, medical, pension and retirement programs, our Executive Chairman receives a lump sum living allowance of €75,000 (approximately $100,000) per annum in recognition of his significant travel schedule pursuant to the terms of his employment agreement. No specific allocation is made in connection with the living allowance for any particular perquisite.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Committee submits key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Committee after our fiscal year end and when our financial statements for such year are finalized.

The Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

Individual Officer Performance Evaluations. In making compensation decisions, the Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed herein and partly against each NEO’s annual performance goals which were previously provided to the Committee. Further, as part of the evaluation, the Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs (other than the Executive Chairman).

Management’s Role in the Executive Compensation Process. With the exception of our Executive Chairman and Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to the Committee performance evaluations for our other NEOs (other than the Executive Chairman) and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against their annual performance goals. Such recommendations were also consistent with our compensation objectives. The Committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The Committee did not request, and management did not provide, specific recommendations for fiscal 2015 compensation for our Executive Chairman or CEO. In accordance with NASDAQ rules, neither our Executive Chairman nor our CEO were present when their compensation was being discussed or approved, did not vote on executive compensation matters and neither they nor other members of management attended executive sessions of the Committee.

Among the information considered by the Committee in making its compensation decisions are financial results and performance provided by our Chief Financial Officer including revenues, total mill production and sales, energy generation and sales, mill margins, commission and selling expenses, Operating EBITDA and net income measured against both budgets and our competitors. In addition, senior executives provide certain mill performance information relating to our operations, including environmental performance and health and safety measures and those of some of our competitors.

Independent Consultants. The Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs.

In 2015, in connection with the Chief Executive Officer and leadership transition, the Committee engaged Towers Watson as its compensation consultant to assist it with assessing and determining the new compensation levels for our Executive Chairman, Chief Executive Officer and Chief Financial Officer as a result of our CEO and leadership transition effected in July 2015. See “Compensation Discussion and Analysis - CEO and Leadership Transition and Resulting Compensation Changes”.

Towers Watson was paid a fee of $22,660 for such compensation consultation.

Towers Watson was also retained by the Company in fiscal 2015 to assist in the administration of our mill’s employee pension plan and retirement program. In particular, Towers Watson advised our management on the administration of the employee pension plan, provided actuarial and valuation calculations and conducted regular reviews of the performance of the employee pension plan. Towers Watson’s fees for such services in fiscal 2015 were $242,212.

Based on the policies and procedures implemented by the Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive compensation consulting services, the Committee believes that the consulting advice it received from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons. In addition to periodically seeking advice from independent consultants, the Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies. In fiscal 2015, such peer group companies were principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion). We review compensation paid at these companies because their business and size made them comparable to us and to ensure that our compensation levels are within the range of comparative norms.

In 2015, using public filings, the Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Borregaard ASA, Canfor Pulp Products Inc., Domtar Corporation, ENCE Energia y Celulosa SA, Resolute Forest Products Inc. Rottneros AB, Stora Enso OYj, Tembec Inc., UPM-Kymmene Oyj and West Fraser Timber Co. Ltd., collectively referred to as the “Peer Group Companies”.

For fiscal 2015, the Committee considered the total direct compensation for our NEOs, long-term incentives and program costs in the context of the performance of the Company relative to the Peer Group Companies. We generally target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow the Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to an NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our Peer Group Companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Committee reviews total compensation levels for our NEOs at least annually, including each element of compensation provided to an individual NEO and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the NEO’s time in position, unique contribution or value to our recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review of total compensation, the Committee also considers benchmarking information with respect to our Peer Group Companies with the goal of targeting overall compensation for our NEOs within the median range. The committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

VARIABLE PAY AT RISK

A key principle of our executive compensation program is that a significant percentage of compensation awarded to our NEOs, especially our Executive Chairman and CEO, be variable, performance-based compensation and “at risk”. The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role in the Company and, to a lesser extent, geographic location. Generally, executives with more ability to directly influence overall performance have a greater portion of pay at risk through short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

The graph below shows the balance of the elements that comprised total direct compensation for our Executive Chairman, Chief Executive Officer and our other NEOs as a group paid in 2015, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2015 base salary.

Fiscal 2015 Total Direct Compensation Paid

% of total variable compensation: 71%	% of total variable compensation: 65%	% of total variable compensation: 51%

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 45 and under “Potential Payments upon Termination or Change of Control” beginning on page 51 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to our NEOs in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments upon Termination or Change of Control” beginning on page 51 of this Proxy Statement.

Post-Retirement Compensation

We provide retirement benefits to our NEOs (other than our Executive Chairman) through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Executive Officer and Chief Financial Officer are the only NEOs participating in the North American program.

The European program is a defined contribution type structure whereby we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of each participating German executive officer’s gross salary and half of such executive’s cash bonus payments. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Ridder and Nossol are the NEOs participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs for fiscal 2015, the Committee, among other things, considers the following performance measures:

•

Operating EBITDA – We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	the Company’s “Absolute Return on Adjusted Assets”;

•	our return on the Shares, including price appreciation and dividend payouts relative to Peer Group Companies;

•	Operating EBITDA per tonne of NBSK pulp as compared to the Peer Group Companies;

•

the operating performance of our mills, including pulp and energy production, environmental and health and safety performance and operating costs, and the contributions of our NEOs in achieving these targets;

•	our NEOs’ performance in respect of the Performance Criteria;

•	our NEOs’ progress on meeting pre-set and approved individual goals for the fiscal year; and

•	contributions of our NEOs to the successful undertaking of new business initiatives and completion of major transactions such as material acquisitions or financing related transactions.

The above performance measures are evaluated based on the overall judgment of the Committee without giving fixed or specific weighting to any particular measure.

How the Compensation Committee Considered the 2015 Advisory Vote on Our Compensation Program

The Company provided Shareholders a “say on pay” advisory vote on its executive compensation in 2015. At our 2015 annual meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 89% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. Our Compensation Committee and Board value the opinions of our Shareholders and consider those opinions when making compensation decisions. To the extent we receive a significant vote against the compensation of our named executive officers, we will consider our Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. The Committee also considered many other factors in evaluating the Company’s assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors weighed on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2015 “say-on-pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary, annual incentive bonus, long-term equity incentive compensation and perquisites) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	a balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	a balanced mix of short-term and long-term incentives;

•	performance and time-based vesting requirements for long-term performance awards such as our PSUs;

•	a prohibition on hedging Company stock; and

•	clawback provisions for performance and variable pay.

Management and the Committee have considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Internal Pay Equity

The Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility and accountability. Our Executive Chairman is also compensated at a higher level than our other NEOs due to his leadership role, focus on strategy and experience. Both our CEO and Executive Chairman generally receive more of their pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. Given Mr. Gandossi’s responsibility for overall Company performance, the Committee and independent directors of the Company believe that compensating the CEO at a higher level than other executives and weighting the CEO’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with our compensation objectives, market practices and appropriately reflects his contribution.

We believe the fiscal 2015 target total direct compensation for the NEOs other than the CEO in relation to the compensation targeted for the CEO and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our CEO are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to certain of our NEOs (the covered employees) for tax purposes to $1 million annually. However, the Section 162(m) limitation does not apply to performance-based compensation provided certain requirements are met.

In establishing total compensation for the CEO and the NEOs, the Compensation Committee considers the effect of Section 162(m). Because the Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals, we did not adopt a policy for 2015 that all compensation must qualify as deductible under Section 162(m). Therefore, certain amounts paid for 2015 under the Company’s compensation programs, including salaries, bonuses and long-term incentive plan grants, may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. For such compensation to be deductible, the various requirements of Section 162(m) must be satisfied. The Committee has discretion to award compensation that may not qualify as tax deductible.

Summary

We believe that our executive compensation program has been appropriately designed to achieve our compensation objectives and does not create risks that are reasonably likely to have a material adverse effect on the Company.

Our executive compensation program is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall. We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our Peer Group Companies.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the fiscal 2015, 2014 and 2013 compensation awarded to, earned by, or paid to our NEOs. It is important to note that the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on page 47 only reflect plan-based awards actually issued in fiscal 2015.

All of our NEOs are paid in currencies other than United States dollars. Messrs. Gandossi and Ure are paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors. Applying this formula to fiscal 2015, 2014 and 2013, C$1.00 was equal to US$0.7830, US$0.9060 and US$0.9712, respectively, and €1.00 was equal to US$1.1096, US$1.3297 and US$1.3281, respectively.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Jimmy S. H. Lee(6) Executive Chairman	2015 2014 2013	544,875 662,677 650,558	471,593 664,894 497,876	1,176,808 1,359,203 -	- - -	- - -	- - -	83,222 99,734 99,575	2,276,498 2,786,508 1,248,009
David M. Gandossi(7) Chief Executive Officer	2015 2014 2013	420,875 428,595 450,000	371,936 430,332 354,369	1,012,054 576,118 -	- - -	- - -	52,263 49,819 50,571	30,376 34,543 36,344	1,887,504 1,519,407 891,284
David K. Ure(7) Chief Financial Officer	2015 2014 2013	249,791 255,368 67,807	97,878 55,853 13,398	399,214 257,659 167,686	- - -	- - -	8,062 4,194 -	31,649 37,316 9,622	786,594 610,390 258,513
Wolfram Ridder(8) Vice President of Business Development	2015 2014 2013	332,113 388,298 381,970	83,222 93,085 92,937	341,958 396,891 -	- - -	- - -	- - -	45,309 52,644(9) 53,736	802,602 930,918 528,643
Leonhard Nossol(10) Group Controller, Europe and Managing Director of Rosenthal	2015 2014 2013	320,872 357,798 343,335	66,578 76,795 75,544	307,333 356,782 -	- - -	- - -	- - -	47,294 56,459 52,312	742,077 847,834 471,191

(1)

Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2015, the U.S. dollar had increased by approximately 10% in value against the Euro and increased by approximately 16% against the Canadian dollar since December 31, 2014.

(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.
(3)

Stock awards awarded to NEOs consist primarily of performance share units issued under the 2010 Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2015 and prior fiscal years as determined in accordance with ASC 718. On February 10, 2015, we granted 2015 PSUs to all our NEOs and, on December 29, 2015, we granted 2015 PSUs and 2014 PSUs to Mr. Gandossi and Mr. Ure. The grant date fair values of the 2015 PSUs granted in February 2015 are based on the Share price of $13.60, which was the closing market price on the date of grant. The grant date fair values of the 2015 PSUs and 2014 PSUs granted in December 2015 to Messrs. Gandossi and Ure are based on the Share price of $9.21, which was the closing market price on the date of grant. Details on the awards can be found in the Grants of Plan-Based Awards Table on page 47 of this Proxy Statement. For information regarding assumptions underlying the value of equity awards, see the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013, respectively.

(4)

The amounts set forth in this column for Mr. Gandossi and Mr. Ure reflect the annual change in the value, including interest, of their respective unfunded accounts, which accounts record those retirement plan contributions in excess of the applicable statutory limit.

(5)	Included in “All Other Compensation” for the fiscal years ended December 31, 2015, 2014 and 2013 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2015 2014 2013	- - -	- - -	83,222 (living allowance) 99,734 (living allowance) 99,575 (living allowance))
David M. Gandossi	2015 2014 2013	9,616 10,178 10,729	19,521 21,988 23,126	1,239 (life insurance and special medical) 2,377 (life insurance and special medical) 2,489 (life insurance and special medical)
David K. Ure	2015 2014 2013	10,889 12,906 2,841	19,521 21,988 6,781	1,239 (life insurance and special medical) 2,422 (life insurance and special medical) -
Wolfram Ridder	2015 2014 2013	10,706 11,394 11,375	34,603 41,250 42,361	- - -
Leonhard Nossol	2015 2014 2013	11,914 14,278 14,255	35,380 42,181 38,057	- - -

(6)

The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Committee, which amount is reflected in the column “All Other Compensation”.

(7)

In 2015, we contributed $19,521 to each of Mr. Gandossi’s and Mr. Ure’s retirement plans under our North American retirement program which amounts are included in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”.

(8)	In 2015, we contributed $34,603 to Mr. Ridder’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(9)

Does not include any amount with respect to the payment by the Company to Mr. Ridder of $114,200 for the cancellation of vested options to acquire 20,000 Shares, with an exercise price of $7.92 per Share, which had been awarded to Mr. Ridder by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Ridder entered into on December 5, 2014. The closing price per Share on December 5, 2014 was $13.63.

(10)	In 2015, we contributed $35,380 to Mr. Nossol’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(11)

Does not include any amount with respect to the payment of $149,250 by the Company to Mr. Nossol for the cancellation of vested options to acquire 25,000 Shares with an exercise price of $7.92 per Share, which had been previously awarded to Mr. Nossol by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Nossol entered into on February 17, 2015. The closing price per Share on February 17, 2015 was $13.89.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Executive Chairman. Mr. Lee is a party to a second amended and restated employment agreement with us dated September 29, 2015, which provides for an annual base salary of €463,500 (which amount is reviewed by the Board annually), participation in our bonus program and long-term incentive plan as well as certain other benefits and perquisites, including a housing and living allowance not to exceed in the aggregate €75,000 per annum. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Lee’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Lee thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Executive Officer. Mr. Gandossi is a party to an amended and restated employment agreement with us dated September 29, 2015, which provides for an annual base salary of C$590,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi for a period of 36 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Gandossi’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Gandossi thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Financial Officer. Mr. Ure is a party to an employment agreement with us dated August 12, 2013, as amended July 17, 2015, which provides for an annual base salary of C$350,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Ure for a period of 24 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Ure may terminate his employment with us at any time for good reason within 90 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Ure’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Ure thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Group Controller Europe, Managing Director of Rosenthal. Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary dated August 18, 2005, which provides for an annual base salary of €200,000 (which amount is reviewed by the Board or the Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly-owned subsidiary dated October 2, 2006, which provides for an annual base salary of €247,200 (which amount is reviewed by the Board or the Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon by Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of any year by giving six months’ notice and, in the event of a direct or indirect change in majority ownership of our subsidiary, the notice period increases to twelve months. In any event, the agreement will terminate at the time Mr. Ridder reaches the age of 65.

Grants of Plan-Based Awards Table

The following table sets forth information regarding awards granted during 2015 under our 2010 Plan to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee	February 10, 2015	-	-	-	21,633	43,265	86,530	-	-	-	1,176,808
David Gandossi	February 10, 2015 December 29, 2015	- -	- -	- -	9,741 13,088	19,482 26,175	38,964 52,350	- -	- -	- -	1,012,054
David Ure	February 10, 2015 December 29, 2015	- -	- -	- -	4,330 4,443	8,660 8,885	17,320 17,770	- -	- -	- -	399,214
Wolfram Ridder	February 10, 2015	-	-	-	6,286	12,572	25,144	-	-	-	341,958
Leonhard Nossol	February 10, 2015	-	-	-	5,650	11,299	22,598	-	-	-	307,333

(1)

The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Committee). If threshold performance is not satisfied, an NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Committee) and the “Maximum” amount reported represents vesting of 200% of the performance award if the maximum realistic objective is achieved (as determined by the Committee). See description beginning on page 47 of this Proxy Statement for further details on the Performance Criteria used by the Committee.

(2)

Stock awards awarded to NEOs in 2015 consist of the 2015 PSUs granted to all our NEOs on February 10, 2015 and supplemental awards of 2015 PSUs and 2014 PSUs granted to Messrs. Gandossi and Ure on December 29, 2015. Pursuant to ASC 718, grant date fair values of the 2015 PSUs granted in February 2015 are based on the Share price of $13.60, which was the closing market price on the date of grant, and grant date fair values of the supplemental 2015 PSUs and 2014 PSUs granted in December 2015 to Messrs. Gandossi and Ure are based on the Share price of $9.21, which was the closing market price on the date of grant.

Narrative Disclosure to Grants of Plan-Based Awards Table

In February 2015, we issued an aggregate of 401,368 2015 PSUs to our executives, including an aggregate of 190,556 2015 PSUs to our NEOs.

In December 2015, as a result of our Chief Executive Officer and leadership transition, we supplementally issued 26,176 2015 PSUs and 26,174 2014 PSUs to David Gandossi and 8,876 2015 PSUs and 8,894 2014 PSUs to David Ure to reflect their new roles and responsibilities.

Each 2015 PSU represents one Share. As a result, the number of 2015 PSUs issued to NEOs was 200% of the “target” level of performance share units, being the maximum number of Shares that our NEOs may earn pursuant to the LTIP.

The number of 2015 PSUs that actually vest and the Shares actually earned will be based on the achievement of the Performance Criteria established by the Committee. The performance period for the initial awards granted in 2015 will run from January 1, 2015 through December 31, 2017, with vesting to be determined in 2018 after year-end audited financial statements are available for fiscal 2017. The performance period for subsequent awards under the LTIP will also be three years. The Committee will have the opportunity to assess the effectiveness of the LTIP each year and make adjustments, if needed, to the LTIP.

Determinations as to the achievement of the Performance Criteria by an NEO and the number of 2015 PSUs that actually vest and Shares that are actually earned are made by the Committee at the end of the three-year performance period with reference to Performance Criteria consisting of the following three equally weighted components:

(1)

Absolute Return on Average Assets, referred to as “ROAA”. Calculated by dividing net income by average assets, with the result for the three-year performance period being a simple average of the ROAA for each of the three years, as follows:

Three-Year Average ROAA	Payout of Target
<1%	0%
1.00% to 1.99%	50% to 90%
2.00% to 2.99%	100% to 199%
>3.00%	200%

(2)

Total Shareholder Return, referred to as “TSR”. The return on the Shares, including price appreciation and dividend payouts, over the three-year performance period compared to the Peer Group Companies and determined as follows:

TSR Percentile Ranking to Peers	Payout of Target
<33 percentile	0%
33 to 65 percentile	50% to 90%
66 to 90 percentile	100% to 199%
>90 percentile	200%

(3)

New Business Initiatives, referred to as “NBIs”. NBIs shall be new business initiatives being undertaken by management which the Committee has approved as qualifying for the NBI component of the Performance Criteria. In connection with the Committee’s approval of a business initiative as an NBI under this component, the Committee shall establish metrics to assess and determine whether such NBI was successfully implemented and its subsequent effect on the Company’s business and operations. Not all business initiatives that management or we undertake will qualify as an NBI under this component.

As some NBIs may take time to develop and successful implementation could extend beyond the three-year performance period, the Committee will use its judgment in awarding a payout under this component of the Performance Criteria.

The quality of NBIs will be rated by the Committee on a scale of 1 to 4, with 1 being no NBIs proposed and 4 being NBIs proposed and approved by the Board and measures initiated and successfully implemented to metrics approved by the Committee, as follows:

NBI Rating	Payout of Target
1	0%
2	50%
3	100%
4	200%

For each of the three components of the Performance Criteria, the Committee will “interpolate” performance between ranges. For the TSR component, the Committee shall use, as the starting price of the various securities, the average trading price of the securities for the first 20 days of trading of 2015 and, as the end price, the average trading price of the securities for the last 20 days of trading in 2017. Any awards under the LTIP that do not vest pursuant to the Performance Criteria will be forfeited.

The 2014 PSUs are eligible to vest over a three-year performance period measured from January 1, 2014 and ending on December 31, 2016; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The Performance Criteria for the vesting of the 2014 PSUs are similar to the criteria for the 2015 PSUs. For more information relating to our 2014 PSUs, please see the “Narrative Disclosure to Grants of Plan-Based Awards Table” section in our proxy statement relating to our annual meeting of Shareholders held in 2015.

Under the 2010 Plan, PSUs vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. See “Narrative Discussion on Potential Payments upon Termination or Change of Control”.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2015:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Jimmy S. H. Lee	-	-	-	-	-	40,000(1)	362,000	229,604	2,077,916
David M. Gandossi	-	-	-	-	-	-	-	151,958	1,375,220
David K. Ure	-	-	-	-	-	-	-	62,212	563,019
Wolfram Ridder	-	-	-	-	-	-	-	66,922	605,644
Leonhard Nossol[(5)]	-	-	-	-	-	-	-	60,154	544,394

(1)

Reflects 40,000 shares of restricted stock that reflect the unvested balance of the 200,000 shares of restricted stock granted to Mr. Lee in March 2011. Mr. Lee’s remaining shares of restricted stock vested and became non-forfeitable on March 1, 2016.

(2)	Based on the closing Share price of $9.05 per Share on the NASDAQ Global Select Market as at December 31, 2015.
(3)

Reflects the 2015 PSUs awarded to our NEOs in 2015 and the 2014 PSUs awarded to our NEOs in 2014. The vesting of such awards is contingent upon the achievement of the Performance Criteria at the end of a three-year performance period measured from January 1, 2015 and ending on December 31, 2017, in the case of the 2015 PSUs, and at the end of a three-year performance period measured from January 1, 2014 and ending on December 31, 2016, in the case of the 2014 PSUs. The 2015 PSUs are eligible to vest in 2018 and the 2014 PSUs are eligible to vest in 2017.

(4)	Based on the closing Share price of $9.05 per Share on the NASDAQ Global Select Market as at December 31, 2015.
(5)

Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007. Such options were cancelled on February 17, 2015 by mutual agreement pursuant to the terms of an option cancellation agreement dated as of February 17, 2015. Mr. Nossol received a cash payment of $149,250 from the Company as consideration for the cancellation.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.H. Lee	-	-	82,077(1)	951,597(2)
David M. Gandossi	-	-	19,738(3)	178,629(5)
David K. Ure	-	-	9,046(4)	81,866(5)
Wolfram Ridder	-	-	12,185(6)	110,274(5)
Leonhard Nossol	-	-	10,958(7)	99,170(5)

(1)

Includes (i) the vesting of one-fifth of the shares of restricted stock granted to Mr. Lee in 2011; and (ii) the vesting of all remaining PSUs granted to Mr. Lee in 2011, referred to as the “2011 PSUs”. Shares corresponding to Mr. Lee’s 42,077 2011 PSUs that vested on December 31, 2015 were issued in January 2016.

(2)

The “value realized on vesting” for Mr. Lee’s shares of restricted stock was based on the closing Share price of $14.27 per Share on the NASDAQ Global Select Market on February 27, 2015, the last business day prior to the date on which such shares vested. The “value realized on vesting” for Mr. Lee’s 2011 PSUs that vested on December 31, 2015 was based on the closing Share price of $9.05 per Share on the NASDAQ Global Select Market on December 31, 2015.

(3)	Reflects the vesting of all of Mr. Gandossi’s remaining 2011 PSUs. Shares corresponding to Mr. Gandossi’s 19,738 2011 PSUs that vested on December 31, 2015 were issued in January 2016.
(4)	Reflects the vesting of all of Mr. Ure’s remaining 2011 PSUs. Shares corresponding to Mr. Ure’s 9,046 2011 PSUs that vested on December 31, 2015 were issued in January 2016.
(5)

The “value realized on vesting” for the applicable NEOs’ 2011 PSUs that vested on December 31, 2015 was based on the closing Share price of $9.05 per Share on the NASDAQ Global Select Market on December 31, 2015.

(6)	Reflects the vesting of all of Mr. Ridder’s remaining 2011 PSUs. Shares corresponding to Mr. Ridder’s 12,185 2011 PSUs that vested on December 31, 2015 were issued in January 2016.
(7)	Reflects the vesting of all of Mr. Nossol’s remaining 2011 PSUs. Shares corresponding to Mr. Nossol’s 10,958 2011 PSUs that vested on December 31, 2015 were issued in January 2016.

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Executive Chairman. We do maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$24,930 in 2015). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 3.67%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Executive Officer and Chief Financial Officer participate in our North American program. In 2015, we contributed or accrued $60,684 and $27,393, respectively, on their behalf under the terms of the program.

Similarly, under the terms of our European program, we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% of each participating German executive officer’s gross salary and 50% of such executive’s cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,834 in 2015), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax-free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Ridder and Nossol, on whose behalf, in 2015, we contributed $34,603 and $35,380, respectively, under the terms of the program.

Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	-	-	-	-	-
David M. Gandossi	-	41,164	11,099	-	329,180(4)
David K. Ure	-	7,872	190	-	11,688(4)
Wolfram Ridder	-	28,129	-	-	-
Leonhard Nossol	-	28,906	-	-	-

(1)

Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which is in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 44 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Messrs. Gandossi and Ure and under the “All Other Compensation” column for all of our other NEOs.

(2)

The amount in this column reflects interest accrued based on a notional growth rate of 3.67%. We account for Messrs. Gandossi and Ure’s amounts in the Summary Compensation Table on page 44 under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)

No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

(4)

Of this balance, $320,395 was previously reported as compensation to Mr. Gandossi in Summary Compensation Tables in prior-year proxy statements. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements rather than additional currently earned compensation.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2015.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration(1) ($)	Performance Share Unit Awards Acceleration(1) ($)	Total ($)
Jimmy S. H. Lee	3,019,872	-	-	1,038,958	4,058,830
David M. Gandossi	1,154,263	-	-	687,610	1,841,873
David K. Ure	343,208	-	-	281,509	624,717
Wolfram Ridder	229,139	-	-	-	229,139
Leonhard Nossol	196,054	-	-	-	196,054

(1)	Based on the closing market price of $9.05 per Share on the NASDAQ Global Select Market on December 31, 2015.

Change in Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2015.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option and Restricted Stock Acceleration(1)(2) ($)	Performance Award Acceleration(1)(2) ($)	Total ($)
Jimmy S. H. Lee	3,019,872	-	362,000	1,038,958	4,420,830
David M. Gandossi	2,557,803	-	-	687,610	3,245,413
David K. Ure	514,812	-	-	281,509	796,321
Wolfram Ridder	458,279	-	-	302,822	761,101
Leonhard Nossol	196,054	-	-	272,197	468,251

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan has been accelerated.
(2)	Based on the closing market price of $9.05 per Share on the NASDAQ Global Select Market on December 31, 2015.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Plan

Under the 2010 Plan, all unvested shares of restricted stock will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change of control” and “triggering event”. Generally speaking, under the 2010 Plan, a change of control occurs if (i) we sell or otherwise dispose of all our substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) we complete a merger, consolidation or reorganization, following which 50% or more of the voting shares of the continuing or surviving entity and the parent company of such entity are held by persons who were not Shareholders prior to such merger, consolidation or reorganization. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) in connection with a change of control, any outstanding awards are not assumed, replaced, converted or otherwise continued by the Company or a successor entity thereof. If Mr. Lee’s employment had been terminated under these conditions at the end of 2015, Mr. Lee would have been entitled to the vesting of the 40,000 unvested shares of restricted stock then held by him, valued at $362,000 (based on the closing market price of $9.05 per Share at December 31, 2015 on the NASDAQ Global Select Market).

Performance awards granted under the 2010 Plan also vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

Jimmy Lee

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to three times the sum of: (A) his then annual salary; and

(B) the higher of (i) his current annual bonus and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) such termination occurs in contemplation of, at the time of, or within three years after a change of control, in which case this amount is payable in a lump sum cash payment immediately following such termination. In addition, all Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits.

Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the purpose of which is to change the composition of the Board with the result or potential result that fewer than a majority of the Board will be incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Lee is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Lee’s death or if Mr. Lee is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

David Gandossi

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to one and a half times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus, (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination and (iii) 50% of his then annual salary. This amount is payable in substantially equal installments over an eighteen-month period, unless a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control.

The terms of his employment agreement further provide that, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason in contemplation of, at the time of, or within twelve months after a change of control, instead of the amounts and payment terms described above, he will be entitled to a lump sum severance payment equal to three times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus, (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination and (iii) 50% of his then annual salary.

In addition, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason, all Mr. Gandossi’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Gandossi will also be entitled to any accrued benefits.

Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the purpose of which is to change the composition of the Board with the result or potential result that fewer than a majority of the Board will be incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (5) the sale of all or substantially all of our assets; (6) the commencement by a person of a tender offer for more than 20% of our Shares; (7) the commencement by or against us of a bankruptcy proceeding or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Gandossi is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Gandossi’s death or if Mr. Gandossi is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Gandossi’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

David Ure

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to one time the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus and (ii) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control.

The terms of his employment agreement further provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason in contemplation of, at the time of, or within twelve months after a change of control, instead of the amounts and payment terms described above, he will be entitled to a lump sum severance payment equal to one and a half times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus and (ii) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination.

In addition, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Ure will also be entitled to any accrued benefits.

Mr. Ure’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (4) the sale of all or substantially all of our assets; (5) the commencement by or against us of a bankruptcy proceeding or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution. Notwithstanding, a “change of control” in respect of items (1) to (4) above will not be deemed to occur unless such transaction constitutes a change in ownership of the Company or a change in effective control of the Company.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Ure is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Ure’s death or if Mr. Ure is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

Leonhard Nossol

The terms of Mr. Nossol’s employment agreement provide for a six-month notice period in case of termination by the Company and a three-month notice period in case of termination by Mr. Nossol. The agreement does not contain a change of control provision.

Wolfram Ridder

The terms of Mr. Ridder’s employment agreement provide for a six-month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of Stendal Pulp Holding GmbH.

In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. The following table provides certain information as at December 31, 2015 with respect to the Company’s equity compensation plans.

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by Shareholders(1)	-(2)	$ -(3)	2,048,975(4)
Equity compensation plans not approved by Shareholders	-	-	-

(1)	Consists of the 2010 Plan and the 2004 Stock Incentive Plan, referred to as the “2004 Plan”.
(2)

Excludes 78,000 outstanding shares of restricted stock, 40,000 of which vested on March 1, 2016, and 1,255,919 outstanding performance share units, 154,242 of which had vested as at December 31, 2015. The underlying Shares relating to the vested performance share units were issued in January 2016. 1,101,677 performance share units remain unvested as at December 31, 2015. The actual number of Shares issued in respect of unvested performance share units will vary from 0% to 200% of performance share units granted, based upon achievement of performance objectives established for such awards.

(3)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock and performance share units since recipients are not required to pay an exercise price to receive the Shares subject to these awards.

(4)

Represents the number of Shares remaining available for issuance under the 2010 Plan as of December 31, 2015. Our 2010 Plan replaced the 2004 Plan. Our 2010 Plan provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors.

PROPOSAL 2 - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting but have been given an opportunity to make a statement if they so desire and will be available should any matter arise requiring their participation at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

In the event PricewaterhouseCoopers LLP are not ratified as our registered public accounting firm at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our registered public accounting firm without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2015 and 2014:

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$971,922	$1,269,339
Audit-Related Fees(2)	$35,098	$106,269
Tax Fees(3)	$138,676	$228,485
All Other Fees	$24,482	$38,016

	$1,170,178	$1,642,109

(1)

Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.

(2)

Represents fees for due diligence transaction services and services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding registered public accounting firm independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. In 2014 and 2015, all services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, had been pre-approved by the Audit Committee.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This advisory Shareholder vote occurs every year and will next occur at our annual meeting of Shareholders to be held in 2017 (the “2017 Annual Meeting”). The non-binding resolution approving our executive compensation was approved by 89% of the Shareholders present or represented by proxy at our 2015 annual meeting of Shareholders. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2016 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2015.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the 2017 Annual Meeting must be received by the Company on or before December 16, 2016. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 under the Exchange Act and all other applicable requirements.

Shareholders wishing to bring any other item before the 2017 Annual Meeting, other than in accordance with the process of Rule 14a-8 under the Exchange Act, must submit written notice of such proposal to the Company no earlier than February 3, 2017 and no later than March 5, 2017. If the Company receives notice of a Shareholder proposal after March 5, 2017, such notice will be considered untimely and the Company’s management will have discretionary authority to vote proxies received with respect to such proposal.

Please direct any proposal or notice of intention to present a proposal to the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Notice Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe our business, strategy, plans, goals, future capital spending levels and potential for growth, improved profit margins and cash generation are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the “Risk Factors” discussion in Item 1A of our 2015 Annual Report. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

This Proxy Statement and our 2015 Annual Report are available at www.mercerint.com. Copies of our Form 10-K for the fiscal year ended December 31, 2015, may be obtained from Mercer International Inc. Attention: Shareholder Information, Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Executive Chairman

Date: April 15, 2016

Mercer International Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on June 2, 2016.
Vote by Internet
• Go to www.investorvote.com/merc
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” each of the following nominees listed and “FOR” Proposals 2 and 3.

1. Election of Directors:	01 - Jimmy S.H. Lee 04 - Eric Lauritzen 07 - James Shepherd	02 - David M. Gandossi 05 - Graeme A. Witts 08 - R. Keith Purchase	03 - William D. McCartney 06 - Bernard J. Picchi 09 - Nancy Orr	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2016.	☐	☐	☐	3. Approval of the advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐

4. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	1 U P X	+
02C1KA

You can view the 2015 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY — MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and vote as designated below all the shares of common stock of Mercer International Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 3, 2016, or at any adjournment, postponement or rescheduling thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other business is presented at the Meeting, this proxy will be voted by the proxies on such matters as determined by the proxies, in their discretion.

(Continued on reverse side.)